Exhibit 8.1

May 16, 2018	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020-1001 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

Bank of Montreal 100 King Street 1 First Canadian Place Toronto, Ontario Canada M5X 147
Ladies and Gentlemen:

We have acted as tax counsel to Bank of Montreal (“BMO”), a Canadian chartered bank, and the Vaulted Gold Bullion Trust (the “Trust”) in connection with the filing of a registration statement on Form S-1 by BMO and the Trust (the “Registration Statement”).  The Registration Statement registers an aggregate of $500,000,000 of Class A, Class F, Class F-1, Class F-2 and Class F-3 gold deposit receipts (together, the “Gold Deposit Receipts”) to be issued by the Trust.

In rendering this opinion, we have relied upon the accuracy of the facts, representations and other matters and the fulfillment of the covenants and obligations set forth in the Registration Statement, the Amended and Restated Depositary Trust Agreement between BMO and The Bank of New York Mellon, dated June 29, 2016, and the Second Amended and Restated Depositary Trust Agreement, dated May 11, 2017.

          Based on and subject to the foregoing, although the discussion set forth under the heading “U.S. Federal Income Tax Consequences” in the prospectus filed with the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Gold Deposit Receipts described in such prospectus,  such discussion, subject to the limitations and qualifications set forth therein and to the extent it describes conclusions as to U.S. federal income tax law, constitutes our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of such Gold Deposit Receipts, based upon current law.  It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the heading “Legal Matters” in the prospectuses filed as of the date hereof.  We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Consequences” set forth in the prospectus filed as of the date hereof.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Mayer Brown LLP